UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

SECURE COMPUTING CORPORATION

(Exact name of registrant as specified in its charter)

000-27074

(Commission File Number)

Delaware	52-1637226
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4810 Harwood Road

San Jose, CA 95124

(Address of principal executive offices, with zip code)

(408) 979-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On August 31, 2006, Secure Computing Corporation, a Delaware corporation (“Secure”), entered into a Credit Agreement (the “Credit Agreement”), with the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent and Swingline Lender, UBS Securities LLC, as Syndication Agent, Citibank, N.A. as Issuing Bank, and Citigroup Global Markets Inc. and UBS Securities LLC as Joint Lead Arrangers and as Joint Bookrunners.

Under the Credit Agreement, the Lenders agreed to provide (a) a term loan (the “Term Loan”) of $90 million and (b) a revolving loan (the “Revolving Loan”) of up to $20 million. The proceeds of the Term Loan were used to finance Secure’s acquisition of CipherTrust. The proceeds of the Revolving Loan may be used by Secure for general corporate purposes.

The Term Loan will bear interest at a variable rate based on LIBOR or prime plus an applicable margin, which is dependent upon Secure’s leverage ratio.

The Credit Agreement imposes certain restrictions on Secure, including restrictions on Secure’s ability to incur indebtedness, make dividends or distributions, make investments, grant liens, sell its assets and engage in certain other activities. In addition, the Credit Agreement requires Secure to comply with certain financial ratios.

Indebtedness under the Credit Agreement is secured by substantially all of the material assets of Secure and its wholly-owned subsidiaries, including real and personal property, inventory, accounts, intellectual property and other intangibles.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement. A copy of the Credit Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Merger Agreement

On August 31, 2006, Secure completed its acquisition of CipherTrust, Inc., a Georgia corporation (“CipherTrust”). Pursuant to the Agreement and Plan of Merger dated as of July 11, 2006, as amended (the “Merger Agreement”) with Peach Acquisition Corp., a Georgia corporation and a wholly-owned subsidiary of Secure (“Merger Sub”), CipherTrust and CT Shareholders’ Representative LLC, a Georgia limited liability company (the “Shareholders’ Representative”), Secure acquired CipherTrust in exchange for total Merger consideration of $185 million in cash and 10,000,000 shares of Secure common stock, plus a potential earn out payment of up to $10 million (the “Earn Out Payment”) payable in cash and in the form of a promissory note. $90 million of the cash portion of the Merger consideration was financed pursuant to a senior secure debt facility from a syndicate of banks led by Citigroup and UBS Investment Bank discussed below. Ten percent of the total Merger consideration, not including the Earn Out Payment, will be held in escrow for fifteen months in order to secure the indemnification obligations of CipherTrust.

At the closing, holders of 15,000 shares or less of CipherTrust common stock were entitled to receive cash in the amount of $6.1609 for each share of CipherTrust common stock held as of the closing, and holders of 15,001 shares or more of CipherTrust common stock were entitled to receive cash in the amount of $4.601369 and 0.249120 shares of Secure common stock for each share of CipherTrust common stock held as of the closing.

On August 31, 2006, Secure announced the above by press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

The information set forth above under Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The financial statements required by this item will be filed by amendment not later than 71 calendar days after the date that this report on Form 8-K must be filed, in accordance with Item 9.01(a)(4) of Form 8-K.

(b)	Pro forma financial information.

The pro forma financial information required by this item will be filed by amendment not later than 71 calendar days after the date that this report on Form 8-K must be filed, in accordance with Item 9.01(b)(2) of Form 8-K.

(c)	Exhibits.

10.1	Credit Agreement dated as of August 31, 2006 among Secure Computing Corporation, the Lenders Party hereto, Citicorp USA, Inc., UBS Securities LLC and Citigroup Global Markets Inc.

99.1	Press release of Secure Computing Corporation dated August 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE COMPUTING CORPORATION

Date: September 7, 2006	By:	/s/ Timothy J. Steinkopf
Timothy J. Steinkopf
Senior Vice President and Chief Financial Officer (Duly authorized officer and Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of August 31, 2006 among Secure Computing Corporation, the Lenders Party hereto, Citicorp USA, Inc., UBS Securities LLC and Citigroup Global Markets Inc.

99.1	Press release of Secure Computing Corporation dated August 31, 2006.